UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Date of report / (Date of earliest event reported)

May 25, 2006/ May 30, 2006

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

American Enterprise Development Corporation
(Name of small business issuer in its charter)

Texas
(State or other jurisdiction of incorporation or organization)

Commission File Number:  333-73872

76-0649310

(I.R.S. Employer Identification No.)

1240 Blalock Rd., Ste. 150, Houston, Texas
(Address of principal executive offices)

77055
(Zip Code)

Issuer's telephone number (713) 266-3700

CURRENT REPORT

FORM 8-K

Item 3.02

Unregistrered Sales of Equity Securities.

On May 25, 2006, the Board of Directors approved the issuance of equity securities under Regulation E provide that management first engage the services of a registered broker/dealer to manage the offering.  No securities have been sold at this time and no pricing for the sale of the securities has yet been determined.

Also on May 25, 2006, the Board of Directors authorized and approved the 2006 Stock Plan for Officers, Directors and Consultants.  Six million shares of common stock are reserved for future issuance under the Plan.  The plan expires after ten years if the shares have not been allocated by the Board of Directors Compensation Committee.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Prior to January 1, 2006, Goldbridge Capital, LLC acted as the contracted Investment Advisor to American Enterprise Development Corp.  Effective January 1, 2006, the shareholders of the Corporation elected to become a self-managed fund.  Jonathan Gilchrist and James W. Carroll, who were the principals of Goldbridge Capital, also served on the Board of Directors of the Corporation.  Since Goldbridge Capital no longer acts as the Investment Advisor to the Company, Mr. James Carroll resigned as a director on May 25, 2006 and Mr. Gilchrist stepped down as our President and Principal Accounting Officer effective June 1, 2006.  Neither resigned due to any conflict or disagreement with management or the Company.

Carey Kent Williams will replace Mr. Gilchrist as President of American Enterprise Development Corporation and William Samuel Davis will fill the unexpired term of James Carroll on the Board of Directors.

Carey Kent Williams, President, Director.  Mr. Williams, age 47, is an experience entrepreneur who bring both strong leadership and diverse skills to American Enterprise Development Corporation.  Mr. Williams has been engaged in the development and distribution of specialty beverages since 2000 under the brand names “Pitbull” and “Spike” energy drinks.  In 2001, he became Operations Manager for NICO, which manufactured and distributed the “Pitbull” energy drink over an 11 state area.  Since May of 2004, Mr. Williams has owned and operated the distribution of Spike Energy Drink.  He holds a Masters of Education and a B.S. Degree from Texas Tech University.  He played varsity basketball at Texas Tech and was drafted by the Seattle Supersonics of the NBA.

William Samuel Davis, Director.  Mr. Davis is a builder and land developer with operations in Tyler, Texas.  In 2005 he co-founded El Pegasu International, Inc. which builds affordable housing in East Texas.  Mr. Davis attended Tarleton State University.

Item 7.01 Regulation FD Disclosures

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Enterprise Development Corporation

___//s// Carey Kent Williams, President

May 30, 2006